EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                              Berryville, Virginia
                                FINANCIAL REPORT
                                DECEMBER 31, 1999

                                    CONTENTS

INDEPENDENT AUDITOR'S REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated balance sheets
  Consolidated statements of income
  Consolidated  statements of shareholders'  equity
  Consolidated  statements of cash flows
  Notes to consolidated financial statements

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Directors
Eagle Financial Services, Inc. and Subsidiary
Berryville, Virginia


         We have audited the accompanying consolidated balance sheets of Eagle Financial Services, Inc. and Subsidiary, as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 1999, 1998, and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Financial Services, Inc. and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998, and 1997, in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
January 27, 2000

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

                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 1999 and 1998

                                                  1999               1998
                                             ---------------    ---------------
Assets
Cash and due from banks                      $    6,420,162     $    5,313,475
Federal funds sold                                        0          2,323,000
Securities available for sale                    11,100,666         14,414,498
Securities held to maturity (fair value:
  1999, $28,582,990; 1998, $28,825,254)          29,487,192         28,667,454
Loans, net of allowance for loan losses of
  $1,122,616 in 1999 and $925,171 in 1998       123,694,599         95,008,327
Bank premises and equipment, net                  3,997,919          4,117,903
Other assets                                      3,677,223          3,279,902
                                             ---------------    ---------------
           Total assets                      $  178,377,761     $  153,124,559
                                             ===============    ===============
Liabilities and Shareholders' Equity
Liabilities
    Deposits:
       Noninterest bearing                   $   22,883,062     $   21,289,370
       Savings and Interest bearing              55,145,407         50,933,486
       Time deposits                             70,860,009         57,987,032
                                             ---------------    ---------------
          Total deposits                     $  148,888,478     $  130,209,888
    Federal funds purchased and securities
       sold under agreements to repurchase        6,160,852            695,915
    Federal Home Loan Bank advances               5,000,000          5,000,000
    Other liabilities                               867,583          1,025,255
    Commitments and contingent liablities                 0                  0
                                             ---------------    ---------------
           Total liabilities                 $  160,916,913     $  136,931,058
                                             ---------------    ---------------
Shareholders' Equity
    Preferred stock, $10 par value;
        500,000 shares authorized
        and unissued                         $            0     $            0
    Common stock, $2.50 par value;
         authorized 5,000,000 shares;
         issued 1999, 1,432,797; issued
         1998, 1,418,341 shares                   3,581,992          3,545,853
    Surplus                                       2,602,005          2,307,615
    Retained earnings                            11,407,018         10,262,104
    Accumulated other comprehensive
         income (loss)                             (130,167)            77,929
                                             ---------------    ---------------
           Total shareholders' equity        $   17,460,848     $   16,193,501
                                             ---------------    ---------------
           Total liabilities and
                 shareholders' equity        $  178,377,761     $  153,124,559
                                             ===============    ===============

See Notes to Consolidated Financial Statements.


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


                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                        Consolidated Statements of Income
                  Years Ended December 31, 1999, 1998, and 1997

                                                     1999              1998              1997
                                                ---------------   ---------------   ---------------
Interest and Dividend Income
      Interest and fees on loans                $    8,669,159    $    7,261,271    $    7,255,085
      Interest on federal funds sold                    15,395           114,207           101,842
      Interest on securities held to maturity:
          Taxable interest income                    1,160,355         1,308,419         1,617,097
          Interest income exempt from
            federal income taxes                       438,576           217,573           145,016
      Interest and dividends on securities
        available for sale:
          Taxable                                      595,134           766,511           142,480
          Interest income exempt from
            federal income taxes                        27,997             2,215                 0
          Dividends                                    107,305            74,612            48,717
      Interest on deposits in banks                      1,068             1,782                 0
                                                ---------------   ---------------   ---------------
                Total interest and
                    dividend income             $   11,014,989    $    9,746,590    $    9,310,237
                                                ---------------   ---------------   ---------------
Interest Expense
      Interest on deposits                      $    4,004,374    $    4,178,511    $    3,899,598
      Interest on federal funds purchased and
          securities sold under agreements
          to repurchase                                230,348            14,079             4,599
      Interest on Federal Home Loan Bank advances      250,421            11,664                 0
                                                ---------------   ---------------   ---------------
                Total interest expense          $    4,485,143    $    4,204,254    $    3,904,197
                                                ---------------   ---------------   ---------------
                Net interest income             $    6,529,846    $    5,542,336    $    5,406,040
Provision For Loan Losses                              335,000           371,886           476,667
                                                ---------------   ---------------   ---------------
                Net interest income after
                  provision for loan losses     $    6,194,846    $    5,170,450    $    4,929,373
                                                ---------------   ---------------   ---------------
Other Income
      Trust Department income                   $      338,140    $      342,769    $      233,180
      Service charges on deposits                      657,956           545,782           532,277
      Other service charges and fees                   861,849           754,379           432,650
      Other operating income                           116,704            64,782            47,674
                                                ---------------   ---------------   ---------------
                                                $    2,024,649    $    1,707,712    $    1,245,781
                                                ---------------   ---------------   ---------------
Other Expenses
      Salaries and wages                        $    2,662,397    $    2,318,317    $    1,951,569
      Pension and other employee benefits              492,823           508,343           491,913
      Occupancy expenses                               431,875           355,468           332,916
      Equipment expenses                               560,241           485,775           468,785
      Stationary and supplies                          207,865           179,543           190,154
      Credit card expense                              191,851           152,647           101,156
      ATM network fees                                 164,219            71,188           119,827
      Postage                                          137,576           127,784           119,713
      Telephone expense                                108,653            85,997            69,639
      Bank franchise tax                               101,640           103,586            95,344
      Other operating expenses                         923,687           710,519           749,983
                                                ---------------   ---------------   ---------------
                                                $    5,982,827    $    5,099,167    $    4,690,999
                                                ---------------   ---------------   ---------------
               Income before income taxes       $    2,236,668    $    1,778,995    $    1,484,155
Income Tax Expense                                     551,538           470,190           372,143
                                                ---------------   ---------------   ---------------
                Net Income                      $    1,685,130    $    1,308,805    $    1,112,012
                                                ===============   ===============   ===============
Earnings Per Share
      Net income per common share,
        basic and diluted                       $         1.18   $         0.93               0.79
                                                ===============   ===============   ===============

See Notes to Consolidated Financial Statements.

                                EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                               Consolidated Statements of Shareholders' Equity
                                Years Ended December 31, 1999, 1998, and 1997

                                                                                  Accumulated
                                                                                     Other
                                          Common                    Retained     Comprehensive Comprehensive
                                          Stock        Surplus      Earnings     Income (Loss)    Income        Total
                                       ------------  ------------  ------------  ------------  ------------  ------------
Balance, December 31, 1996             $ 3,499,714   $ 1,945,891   $ 8,756,281   $    (5,030)                $14,196,856
  Comprehensive income:
  Net income - 1997                                                  1,112,012                    1,112,012    1,112,012
  Other comprehensive income:
    Unrealized gain on
      securities available for
      sale, net of deferred
      income taxes of $7,645                                                          14,840         14,840       14,840
                                                                                                ------------
  Total comprehensive income                                                                    $ 1,126,852
                                                                                                ============
  Issuance of common stock, dividend
    investment plan (8,603 shares)          21,507       161,992                                                 183,499
  Dividends declared ($0.32 per share)                                (449,027)                                 (449,027)
  Fractional shares purchased                   (8)          (57)                                                    (65)
                                       ------------  ------------  ------------  ------------                ------------
Balance, December 31, 1997             $ 3,521,213   $ 2,107,826   $ 9,419,266   $     9,810                 $15,058,115
  Comprehensive income:
  Net income - 1998                                                  1,308,805                  $ 1,308,805    1,308,805
  Other comprehensive income:
    Unrealized gain on
      securities available for
      sale, net of deferred
      income taxes of $35,092                                                         68,119         68,119       68,119
                                                                                                ------------
  Total comprehensive income                                                                    $ 1,376,924
                                                                                                ============
  Issuance of common stock, employee
    benefit plan (2,145 shares)              5,363        28,534                                                  33,897
  Issuance of common stock, dividend
    investment plan (7,715 shares)          19,288       171,357                                                 190,645
  Dividends declared ($0.33 per share)                                (465,967)                                 (465,967)
  Fractional shares purchased                  (11)         (102)                                                   (113)
                                       ------------  ------------  ------------  ------------                ------------
Balance, December 31, 1998             $ 3,545,853   $ 2,307,615   $10,262,104   $    77,929                 $16,193,501
Comprehensive income:
  Net income - 1999                                                  1,685,130                  $ 1,685,130    1,685,130
  Other comprehensive (loss):
    Unrealized gain on
      securities available for
      sale, net of deferred
      income taxes of $107,202                                                      (208,096)      (208,096)     (208,096)
                                                                                                ------------
  Total comprehensive income                                                                    $ 1,477,034
                                                                                                ============
  Issuance of common stock to employee
    benefit plan (6,365 shares)             15,913        99,421                                                 115,334
  Issuance of common stock, dividend
    investment plan (8,098 shares)          20,244       195,152                                                 215,396
  Dividends declared ($0.38 per share)                                (540,216)                                 (540,216)
  Fractional shares purchased                  (18)         (183)                                                   (201)
                                       ------------  ------------  ------------  -------------               ------------
Balance, December 31, 1999             $ 3,581,992   $ 2,602,005   $11,407,018   $  (130,167)                $17,460,848
                                       ============  ============  ============  =============               ============

See Notes to Consolidated Financial Statements

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

                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1999, 1998, and 1997

                                                       1999              1998              1997
                                                  --------------    --------------    --------------
Cash Flows from Operating Activities
  Net income                                      $   1,685,130     $   1,308,805     $   1,112,012
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation amortization                           468,540           344,249           389,742
    Amortization of intangible assets                    56,582            50,817            50,675
    Loss on equity investment                             7,900             4,352             4,880
    Provision for loan losses                           335,000           371,886           476,667
    (Gain) on sale of other real estate owned                 0           (14,652)                0
    Premium amortization on securities, net              77,945               633            63,141
    Deferred tax expense (benefit)                      (51,365)          (27,506)           60,807
    Changes in assets and liabilities:
    (Increase) decrease in other assets                (358,610)            4,436          (540,104)
    Increase (decrease) in other liabilities            (50,470)         (111,768)          144,913
                                                  --------------    --------------    --------------
      Net cash provided by operating activities   $   2,170,652     $   1,931,252     $   1,762,733
                                                  --------------    --------------    --------------
Cash Flows from Investing Activities
  Proceeds from maturities and principal
    payments of securities held to maturity       $   7,564,378     $  21,117,817     $   5,995,036
  Proceeds from maturities and principal
    payments of securities available for sale         5,188,176         5,612,602           377,000
  Purchases of securities held to maturity           (8,453,579)      (25,295,813)      (14,873,594)
  Purchases of securities available for sale         (2,198,124)       (6,995,200)       (2,868,304)
  Purchases of bank premises and equipment             (291,499)         (362,157)         (198,568)
  Proceeds from sale of other real estate owned               0           204,340                 0
  Net (increase) decrease in loans                  (29,130,157)      (14,703,585)        5,659,861
                                                  --------------    --------------    --------------
      Net cash (used in) investing activities     $ (27,320,805)    $ (20,421,996)    $  (5,908,569)
                                                  --------------    --------------    --------------
Cash Flows from Financing Activities
  Net increase in demand deposits,
    money market, and savings accounts            $   5,805,613     $   8,848,140     $     834,027
  Net increase in certificates of deposits           12,872,977         4,282,393         5,157,461
  Net increase in federal funds purchased and
    securities sold under agreements to repurchase    5,464,937           695,915                 0
  Proceeds from Federal Home Loan Bank advances               0         5,000,000                 0
  Proceeds from issuance of common stock to ESOP        115,334            33,897                 0
  Cash dividends paid                                  (324,820)         (275,322)         (265,528)
  Fractional shares purchased                              (201)             (113)              (65)
                                                  --------------    --------------    --------------
      Net cash provided by financing activities   $  23,933,840     $  18,584,910     $   5,725,895
                                                  --------------    --------------    --------------
      Increase (decrease) in cash and
        cash equivalents                          $  (1,216,313)    $      94,166     $   1,580,059

Cash and Cash Equivalents
  Beginning                                           7,636,475         7,542,309         5,962,250
                                                  --------------    --------------    --------------
  Ending                                          $   6,420,162     $   7,636,475     $   7,542,309
                                                  ==============    ==============    ==============

Supplemental Disclosures of Cash Flow Information

  Cash payments for:
    Interest                                      $   4,452,258     $   4,321,635     $   3,907,348
                                                  ==============    ==============    ==============
    Income taxes                                  $     596,088     $     295,522     $     439,616
                                                  ==============    ==============    ==============

Supplemental Schedule of Noncash Investing and Financing Activities:

  Issuance of common stock,
    dividend investment plan                      $     215,396     $     190,645     $     183,499
                                                  ==============    ==============    ==============
  Unrealized gain (loss) on securities
    available for sale                            $    (315,298)    $     103,211     $      22,485
                                                  ==============    ==============    ==============
  Other real estate acquired in settlement
    of loans                                      $     108,885     $           0     $     143,083
                                                  ==============    ==============    ==============

See Notes to Consolidated Financial Statements

                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

NOTE 1.  Nature of Banking Activities and Significant Accounting Policies

Eagle Financial Services, Inc. and Subsidiary (the Company) grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia and the Eastern Panhandle of West Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

The accounting and reporting policies of the Company conform to generally accepted accounting principles and to accepted practice within the banking industry.

Principles of Consolidation

Eagle Financial Services, Inc. owns 100% of Bank of Clarke County (the "Bank"). An additional subsidiary, Eagle Home Funding, Inc., is a wholly-owned subsidiary of the Bank. The consolidated financial statements include the accounts of Eagle Financial Services, Inc. and its wholly-owned subsidiary. All significant intercompany accounts have been eliminated.

Trust Assets

Securities and other property held by the Trust Department in a fiduciary or agency capacity are not assets of the Company and are not included in the accompanying consolidated financial statements.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.


Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

As of October 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Paragraph 54 of the Standard allows a reallocation of securities among the three categories outlined above. As a result of adoption, the Company transferred securities with an amortized cost of $12,135,479 and a fair value of $12,249,003 from Held to Maturity to Available for Sale. The Company holds no derivatives as defined by SFAS No. 133.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lesser of the fair value of the property, less selling costs or the loan balance outstanding at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

Loans

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Counties of Clarke and Frederick, Virginia and the City of Winchester, Virginia. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees and direct loan costs are being recognized as collected and incurred. The use of this method or recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibilty of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payment of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstance surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected further cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures. The company had no impaired loans at December 31, 1999, 1998 and 1997.

Bank Premises and Equipment

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line or declining-balance method over the estimated useful lives of the assets.

Intangible Assets

Acquired intangible assets, such as the value of purchased core deposits and organizational costs, are amortized over the periods benefited, not exceeding fifteen years.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Postretirement Benefits

The Company provides certain health care and life insurance benefits for six retired employees who have met certain eligibility requirements. All other employees retiring after reaching age 65 and having at least 15 years service with the Company will be allowed to stay on the Company's group life and health insurance policies, but will be required to pay premiums. The company's share of the estimated costs that will be paid after retirement is generally being accrued by charges to expense over the employees' active service periods to the dates that are fully eligible for benefits, except that the Company's unfunded cost that existed at January 1, 1993 is being accrued primarily in a straight-line manner that will result in its full accrual by December 31, 2013.

Pension Plan

The Company has a trusteed, noncontributory defined benefit pension plan covering substantially all full-time employees.

Earnings Per Share

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

Weighted average shares were 1,423,312, 1,413,172 and 1,404,645 for the years ended 1999, 1998 and 1997, respectively. The Corporation had no potential dilution of common stock as of December 31, 1999, 1998 and 1997.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Use of Estimates

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets.

Note 2.       Securities

The amortized costs and fair values of securities being held to maturity as of December 31, 1999 and 1998, are as follows:

                                                   Gross           Gross
                                  Amortized      Unrealized      Unrealized          Fair
                                     Cost          Gains          (Losses)          Value
                                -------------   -------------   -------------   -------------
                                                            1999
                                -------------------------------------------------------------
U.S. Treasury securities        $    121,982    $      2,535    $          0    $    124,517
Obligations of U.S. government
  corporations and agencies        3,508,336               0         (65,051)      3,443,285
Mortgage-backed securities         9,610,658               0        (345,089)      9,265,569
Obligations of states and
  political subdivisions          16,246,216           2,765        (499,362)     15,749,619
                                -------------   -------------   -------------   -------------
                                $ 29,487,192    $      5,300    $   (909,502)   $ 28,582,990
                                =============   =============   =============   =============

                                                            1998
                                -------------------------------------------------------------
U.S. Treasury securities        $    121,981    $     10,275     $         0    $    132,256
Obligations of U.S. government
  corporations and agencies        6,490,582          89,380          (2,000)      6,577,962
Mortgage-backed securities        10,609,645          19,470         (40,705)     10,588,410
Obligations of states and
  political subdivisions          11,445,246         117,939         (36,559)     11,526,626
                                -------------   -------------   -------------   -------------
                                $ 28,667,454    $    237,064    $    (79,264)   $ 28,825,254
                                =============   =============   =============   =============

The amortized cost and fair value of securities being held to maturity as of December 31, 1999, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.


                                                   Amortized         Fair
                                                     Cost            Value
                                                 ------------    ------------
Due in one year or less                          $  1,456,022    $  1,454,526
Due after one year through five years              10,294,365      10,097,636
Due after five years through ten years              7,685,780       7,324,892
Due after ten years                                   440,367         440,367
Mortgage-backed securities                          9,610,658       9,265,569
                                                 -------------   ------------
                                                 $ 29,487,192    $ 28,582,990
                                                 =============   ============

Amortized costs and fair values of securities  available for sale as of December
31, 1999 and 1998, are as follows:
                                                   Gross           Gross
                                  Amortized      Unrealized      Unrealized          Fair
                                     Cost          Gains          (Losses)          Value
                                -------------   -------------   -------------   -------------
                                                            1999
                                -------------------------------------------------------------
Obligations of U.S. government
  corporations and agencies     $  3,753,082    $        304    $    (30,719)    $ 3,722,667
Mortgage-backed securities         4,621,081             139        (124,460)      4,496,760
Obligations of states and
  political subdivisions           1,080,608           2,302         (33,614)      1,049,296
Other                              1,843,118           7,500         (18,675)      1,831,943
                                -------------   -------------   -------------   -------------
                                $ 11,297,889    $     10,245    $   (207,468)   $ 11,100,666
                                =============   =============   =============   =============
                                                            1998
                                -------------------------------------------------------------
Obligations of U.S. government
  corporations and agencies     $  5,150,116    $     80,943    $     (5,000)   $  5,226,059
Mortgage-backed securities         7,421,338          23,069          (5,961)      7,438,446
Obligations of states and
  political subdivisions             497,157           1,111               0         498,268
Other                              1,227,812          27,500          (3,587)      1,251,725
                                -------------   -------------   -------------   -------------
                                $ 14,296,423    $    132,623    $    (14,548)   $ 14,414,498
                                =============   =============   =============   =============

The amortized cost and fair value of securities available for sale as of December 31, 1999, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                   Amortized         Fair
                                                     Cost            Value
                                                 -------------   -------------
Due in one year or less                          $  1,000,321    $    999,065
Due after one year through five years               2,752,761       2,723,602
Due after five years through ten years              1,080,608       1,049,296
Mortgage backed securities                          4,621,081       4,496,760
Other                                               1,843,118       1,831,943
                                                 -------------   -------------
                                                 $ 11,297,889    $ 11,100,666
                                                 =============   =============

Proceeds from maturities and principal payments of securities being held to maturity during 1999, 1998 and 1997 were $7,564,378,$21,117,817, and $5,995,036.
There were no sales of securities being held to maturity during 1999, 1998 and 1997.

Proceeds from maturities and principal payments of securities available for sale during 1999, 1998 and 1997 were $5,188,176, $5,612,602, and $377,000. There were no sales of securities available for sale during 1999, 1998 and 1997.

Securities having a book value of $13,679,153 and $11,423,378 at December 31, 1999 and 1998, were pledged to secure public deposits and for other purposes required by law.

Note 3.        Loans

The composition of loans is as follows:

                                                           December 31
                                                  ------------------------------
                                                     1999               1998
                                                  -----------        -----------
                                                           (thousands)
Loans secured by real estate:
  Construction and land development               $    4,138         $    2,168
  Secured by farmland                                  6,057              3,565
  Secured by 1-4 family residential                   64,566             51,444
  Nonfarm, nonresidential loans                       23,457             16,902
Loans to farmers (except secured by real estate)         495                745
Commercial and industrial loans
  (except those secured by real estate)                9,952              6,463
Loans to individuals (except those
  secured by real estate)                             14,745             13,603
Loans to U.S. state and political subdivisions         1,343              1,093
All other loans                                          102                100
                                                  -----------        -----------
         Total loans                              $  124,855         $   96,083

Less:
  Unearned income                                        (37)              (150)
  Allowance for loan losses                           (1,123)              (925)
                                                  -----------        -----------
         Loans, net                               $  123,695         $   95,008
                                                  ===========        ===========

Note 4.        Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

                                                       December 31
                                        -------------------------------------------
                                            1999           1998           1997
                                        -------------  -------------  -------------
Balance, beginning                      $    925,171   $    748,558   $    913,955
  Provision charged to operating
    expense                                  335,000        371,886        476,667
  Recoveries added to the allowance           99,746         98,208         44,624
  Loan losses charged to the allowance      (237,301)      (293,481)      (686,688)
                                        -------------  -------------  -------------
Balance, ending                        $   1,122,616   $    925,171   $    748,558
                                        =============  =============  =============

Nonaccrual loans excluded from the impaired loan disclosure under FASB 114 amounted to $156,480,$227,256 and $437,261 at December 31, 1999, 1998 and 1997,
respectively. If interest would have been accrued, such income would have been approximately $4,527 for 1999, $24,712 for 1998 and $11,021 for 1997.

Note 5.        Bank Premises and Equipment, Net

The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                      December 31
                                             -----------------------------
                                                  1999            1998
                                             -------------   -------------
Land                                         $    787,918    $    787,918
Land held for future branch site                  150,587         150,587
Buildings and improvements                      3,647,915       3,625,862
Furniture and equipment                         3,220,080       2,950,633
                                             -------------   -------------
                                             $  7,806,500    $  7,515,000
Less accumulated depreciation                   3,808,581       3,397,097
                                             -------------   -------------
    Bank premises and equipment, net         $  3,997,919    $  4,117,903
                                             =============   =============

Depreciation expense on buildings and improvements was $133,732, $59,060, and $123,721 for the years ended December 31, 1999, 1998, and 1997, respectively. Depreciation expense on furniture and equipment was $277,751, $245,696 and $227,337 for the years ended December 31, 1999, 1998 and 1997, respectively.

The Bank leases certain facilities under operating leases, which expire at various dates through 2002. These leases require payment of certain operating expenses and contain renewal options. The total minimum rental commitment at December 31, 1999 under these leases is $150,184, which is due as follows:

Due in the year ending December 31, 2000                     $     75,134
                                    2001                           37,800
                                    2002                           37,250
                                                             -------------
                                                              $   150,184
                                                             =============

The total rental  expense was $110,255,  $106,087 and $52,955 in 1999,  1998 and
1997, respectively.

Note 6.        Deposits

The aggregate amount of time deposits which had a balance of $100,000 or greater was $22,039,608 and $20,447,339 at December 31, 1999 and 1998, respectively.

At December 31, 1999, the scheduled maturities of time deposits are as follows:

2000                                   $ 63,529,115
2001                                      6,109,989
2002                                        387,312
2003                                        405,415
2004 and thereafter                         428,178
                                       -------------
                                       $ 70,860,009
                                       =============

Note 7.        Income Taxes

Net deferred tax assets (liabilities) consist of the following components as of December 31, 1999 and 1998.

                                           December 31
                                   --------------------------
                                       1999          1998
                                   ------------  ------------
Deferred tax assets:
  Allowance for loan losses        $   266,120   $   213,345
  Deferred compensation                115,994       111,526
  Securities available for sale         67,056             0
  Accrued postretirement benefits       47,206        76,648
  Non-accrual interest                   1,539         8,402
                                   ------------  ------------
                                   $   497,915   $   409,921
                                   ------------  ------------
Deferred tax liabilities:
  Property and equipment           $   292,286   $   321,050
  Prepaid pension costs                 82,808        84,471
  Securities available for sale              0        40,146
                                   ------------  ------------
                                   $   375,094   $   445,667
                                   ------------  ------------
                                   $   122,821   $   (35,746)
                                   ============  ============

The provision for income taxes charged to operations for the years ended December 31, 1999, 1998 and 1997 consists of the following:

                                                   December 31
                                     ----------------------------------------
                                         1999          1998          1997
                                     ------------  ------------  ------------
Current tax expense                  $   602,903   $   497,696   $   311,336
Deferred tax expense (benefit)           (51,365)      (27,506)       60,807
                                     ------------  ------------  ------------
                                     $   551,538   $   470,190   $   372,143
                                     ============  ============  ============

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 1999, 1998 and 1997, due to the following:

                                         1999          1998          1997
                                     ------------  ------------  ------------
Computed "expected" tax expense      $   760,467   $   604,858   $   504,613
(Decrease) increase in income taxes
  resulting from:
Tax-exempt interest                     (161,469)      (86,684)      (63,985)
Low income housing credits               (46,227)      (46,227)      (44,454)
Nontaxable life insurance                (14,306)       (4,471)       (8,712)
Other                                     13,073         2,714       (15,319)
                                     ------------  ------------  ------------
                                     $   551,538   $   470,190   $   372,143
                                     ============  ============  ============

Note 8.        Pension and Postretirement Benefit Plans

The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for 1999, 1998 and 1997 and a statement of the funded status as of December 31, 1999, 1998 and 1997 for the pension plan and postretirement benefit plan of the Company.

                                   Pension Benefits                 Postretirement Benefits
                         -----------------------------------  -----------------------------------
                            1999        1998        1997        1999        1998        1997
                         ----------- ----------- -----------  ----------- ----------- -----------
Change in Benefit Obligation
   Benefit obligation,
      beginning          $1,721,065  $1,488,638  $1,219,706   $  229,057  $  157,632  $  157,743
   Service cost              84,505      80,962      62,353            0           0           0
   Interest cost            117,547     117,129      95,716       16,034      12,611      12,619
   Actuarial (gain) loss          0     171,759     157,373            0      70,814        (490)
   Benefits paid           (425,566)   (137,423)    (46,510)     (14,832)    (12,000)    (12,240)
                         ----------- ----------- -----------  ----------- ----------- -----------
   Benefit obligation,
      ending             $1,497,551  $1,721,065  $1,488,638   $  230,259  $  229,057  $  157,632
                         ----------- ----------- -----------  ----------- ----------- -----------
Change in Plan Assets
   Fair value of plan
      assets, beginning  $1,638,513  $1,469,557  $1,127,104   $        0  $        0  $        0
   Actual return on plan
      assets                113,969     220,610     233,696            0           0           0
   Employer contributions    68,242      85,769     155,267       14,832      12,000      12,240
   Benefits paid           (425,566)   (137,423)    (46,510)     (14,832)    (12,000)    (12,240)
                         ----------- ----------- -----------  ----------- ----------- -----------
   Fair value of plan
      assets, ending     $1,395,158  $1,638,513  $1,469,557   $        0  $        0  $        0
                         ----------- ----------- -----------  ----------- ----------- -----------

Funded status
   Funded status,
      beginning         $ (102,393) $  (82,552) $  (19,081)  $ (230,259) $ (229,057) $ (157,632)
   Unrecognized net
      actuarial loss       250,717     237,065     171,964       64,146      67,092      33,529
   Unrecognized net
      obligation at
         transition        (25,695)    (38,539)    (51,383)      28,305      30,917      (3,722)
   Unrecognized prior
      service cost         103,328     114,873     126,418            0           0           0
                        ----------- ----------- -----------  ----------- ----------- -----------
   Prepaid (accrued)
       benefits         $  225,957  $  230,847  $  227,918   $ (137,808) $ (131,048) $ (127,825)
                        =========== =========== ===========  =========== =========== ===========

The following table provides the components of net periodic benefit cost for the years ended December 31, 1999, 1998 and 1997:

                                       Pension Benefits                 Postretirement Benefits
                             -------------------------------------  ---------------------------------
                                1999        1998        1997          1999        1998        1997
                             ----------  ----------  ----------    ----------  ----------  ----------
Components of Net Periodic
     Benefit Cost
   Service cost              $  84,505   $  80,962   $  62,353     $       0   $       0   $       0
   Interest cost               117,547     117,129      95,716        16,034      12,611      12,611
   Expected return on
     plan assets              (131,952)   (115,602)    (94,519)            0           0           0
   Amortization of prior
     service costs              11,545      11,545      11,545             0           0           0
   Amortization of net
     obligation at transition  (12,844)    (12,844)    (12,844)        2,612       2,612       2,612
   Recognized net actuarial
     loss                        4,331       1,650       2,271         2,946           0           0
                             ----------  ----------  ----------    ----------  ----------  ----------
   Net periodic benefit cost $  73,132   $  82,840   $   64,522    $  21,592   $  15,223   $  15,223
                             ==========  ==========  ==========    ==========  ==========  =========


The weighted average discount rates used for the pension calculations was 7.00% for 1999 and 1998, 8.00% for 1997,the expected return on plans assets was 8.00% for all periods and the rate of compensation increase was 5.00% for 1999 and 1998, and 6.00% for 1997. For measurement purposes, an 8.75% annual rate of increase in per capita health care costs of covered benefits was assumed for 1998. This rate was assumed to decrease to 5 percent for 2004 and remain at that level. If assumed health care cost trend rates were increased by 1 percentage point in each year, the accumulated postretirement benefit obligation at December 31, 1999 would be increased by $12,048 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1999 would be increased by $838. The weighted average discount rate used in estimating the accumulated postretirement benefit obligation was 7.00% for 1999 and 1998, and 8% for 1997.

Note 9.        Employee Benefits

The Company has established an Employee Stock Ownership Plan (ESOP) to provide additional retirement benefits to substantially all employees. Contributions are made to the Bank of Clarke County Employee Retirement Trust to be used to purchase the Company's common stock. There were no contributions in 1999, 1998 or 1997.

The Company sponsors a 401(k) savings plan under which eligible employees may choose to save up to 15 percent of their salary on a pretax basis, subject to certain IRS limits. The Company matches 50 percent (up to 6 percent of the employee's salary) of employee contributions with Company common stock. The shares for this purpose are provided principally by the Company's employee stock ownership plan (ESOP), supplemented, as needed, by newly issued shares. Contributions under the plan amounted to $39,507 in 1999, $33,175 in 1998 and $8,160 in 1997.

In addition, an Executive Supplemental Income Plan was developed for certain key employees. Benefits are to be paid in monthly installments following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits could be reduced or forfeited. The executive supplemental income benefit expense for 1999, 1998, and 1997 based on the present value of the retirement benefits, amounted to $31,440, $43,589 and $47,590, respectively. The plan is unfunded. However, life insurance has been acquired on the lives of those employees in amounts sufficient to discharge the obligations thereunder.

Note 10. Commitments and Contingencies

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities, which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit. The Company does not anticipate any material losses as a result of these commitments.

As a member of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. These reserve balances include usable vault cash and amounts on deposit with the Federal Reserve. For the final weekly reporting period in the years ended December 31, 1999 and 1998, the amount of daily average required balances were approximately $1,104,000 and $952,000, respectively. In addition, the Bank was required to maintain a compensating balance on deposit with a correspondent bank in the amount of $1,450,000 at December 31, 1999.

See Note 15 with respect to financial instruments with off-balance-sheet risk.

Note 11. Transactions with Directors and Officers

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties) on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Company for loans totaling $3,712,318, and $3,807,959 at December 31, 1999 and 1998, respectively. During 1999, total principal additions were $3,022,097 and total principal payments were $3,117,738.

Note 12. Capital Requirements

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1999, that the Company meets all capital adequacy requirements to which it is subject. Prompt corrective action provisions are not applicable to bank holding companies.

As of December 31, 1999, the most recent notification from the Federal Reserve Bank categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. The Company's actual capital amounts and ratios are also presented in the table.


                                                                                     Minimum
                                                                                   To Be Well
                                                                               Capitalized Under
                                                         Minimum Capital       Prompt Corrective
                                     Actual               Requirement          Action Provisions
                              -------------------------------------------------------------------
                                Amount      Ratio      Amount      Ratio      Amount      Ratio
                              ----------   -------   ----------   -------   ----------   -------
                                                (Amount in Thousands)
As of December 31, 1999:
Total Capital to Risk Weighted Assets
      Consolidated            $ 18,207     15.18%    >=$  9,597     8.00%              N/A
      Bank of Clarke County   $ 15,846     13.38%    >=$  9,475     8.00%   >=$ 11,844    10.00%

Tier 1 Capital to Risk Weighted Assets
      Consolidated            $ 17,084     14.24%    >=$  4,798     4.00%              N/A
      Bank of Clarke County   $ 14,723     12.43%    >=$  4,738     4.00%   >=$  7,106     6.00%

Tier 1 Capital to Average Assets
      Consolidated            $ 17,084      9.93%    >=$  6,880     4.00%              N/A
      Bank of Clarke County   $ 14,723      8.66%    >=$  6,799     4.00%   >=$  8,498     5.00%

As of December 31, 1998:
  Total Capital to Risk Weighted Assets
      Consolidated            $ 16,488     16.12%    >=$  8,185     8.00%              N/A
      Bank of Clarke County   $ 15,229     15.01%    >=$  8,118     8.00%   >=$ 10,148    10.00%

 Tier 1 Capital to Risk Weighted Assets
      Consolidated            $ 15,563     15.21%    >=$  4,093     4.00%              N/A
      Bank of Clarke County   $ 14,304     14.10%    >=$  4,059     4.00%   >=$  6,089     6.00%

  Tier 1 Capital to Average Assets
      Consolidated            $ 15,563     11.17%    >=$  5,575     4.00%              N/A
      Bank of Clarke County   $ 14,304     10.32%    >=$  5,546     4.00%   >=$  6,933     5.00%

Note 13. Retained Earnings

Transfers of funds from the banking subsidiary to the Parent Company, in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. At December 31, 1999, the aggregate amount of unrestricted funds, which could be transferred from the Bank to the Parent Company without prior regulatory approval, amounted to $1,354,546 or 7.76% of the consolidated net assets.

Note 14. Dividend Investment Plan

The Company has in effect a Dividend Investment Plan, which provides an automatic conversion of dividends into common stock for enrolled shareholders. It is based on 95% of the stock's fair market value on each dividend record date.

Note 15.       Financial Instruments With Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the contractual notional amount of the Company's exposure to off-balance-sheet risk as of December 31, 1999 and 1998, is as follows:


                                               1999             1998
                                           -------------    -------------
Financial instruments whose contract
  amounts represent credit risk:
    Commitments to extend credit            $  25,433,806    $  23,101,413
    Standby letters of credit                   1,047,612          150,750

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby  letters of credit  written are  conditional  commitments  issued by the
Company to  guarantee  the  performance  of a customer to a third  party.  Those guarantees  are  primarily  issued  to  support  public  and  private  borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in granting loans to customers. The Company holds real estate and bank deposits as collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1999, none of the outstanding letters of credit were collateralized.

The Company has cash accounts in other commercial banks. The amount on deposit in these banks at December 31, 1999 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $1,595,231.

Note 16. Federal Home Loan Bank Advances and Available Lines of Credit

The Company  has a  $30,000,000  line of credit with the Federal  Home Loan Bank
(FHLB) of Atlanta. Advances bear interest at a fixed or floating rate depending on the terms and maturity of each advance and numerous renewal options are available to the Company. These advances are secured by the Company's real estate loan portfolio. The unused line of credit totaled $25,000,000 and $8,000,000 at December 31, 1999 and 1998, respectively. A $5,000,000 advance was taken during 1998 which has a ten year term and a fixed rate of 4.94% for the first six years. After six years, FHLB may convert the advance to an indexed floating interest rate for the final four years of the term. If the advance converts to a floating interest rate, the Company may pay back all or part of the advance without a prepayment penalty.

The  Company  had  unused  lines  of  credit  totaling   $7,631,522  with  other
nonaffiliated banks at December 31, 1999.

Note 17. Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments
For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities
For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

Loans
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

Deposits and Borrowings
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of all other deposits and borrowings is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

Accrued Interest
The carrying amounts of accrued interest approximate fair value.

Off-Balance-Sheet Financial Instruments
The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 1999 and 1998, the difference between the carrying amounts and fair values of loan commitments and standby letters of credit were immaterial.

The estimated fair values of the Company's financial instruments are as follows:

                                                  1999                          1998
                                      ---------------------------   ---------------------------
                                        Carrying       Fair           Carrying        Fair
                                         Amount        Value           Amount         Value
                                      ------------   ------------   ------------   ------------
                                         (in thousands)                (in thousands)
Financial assets:
  Cash and short-term investments     $  6,420,162   $  6,420,162   $  7,636,475   $  7,636,475
  Securities                            40,587,858     39,683,656     43,081,952     43,239,752
  Loans                                123,694,599    122,116,000     95,008,327     97,917,000
  Accrued interest receivable              944,578        944,578        857,972        857,972
                                      ------------   ------------   ------------   ------------
    Total financial assets            $171,647,197   $169,164,396   $146,584,726   $149,651,199
                                      ============   ============   ============   ============
Financial liabilities:
  Deposits                            $148,888,478   $148,717,000   $130,209,888   $130,750,000
  Federal funds purchased and
    securities sold under agree-
    ments to repurchase                  6,160,852      6,161,000        695,915        696,000
  Federal Home Loan Bank advances        5,000,000      4,401,000      5,000,000      5,030,000
  Accrued interest payable                 322,190        322,190        289,305        289,305
                                      ------------   ------------   ------------   ------------
    Total financial liabilities       $160,371,520   $159,601,190   $136,195,108   $136,765,305
                                      ============   ============   ============   ============

Note 18. Condensed Financial Information - Parent Company Only

                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)
                                 Balance Sheets
                           December 31, 1999 and 1998

                                             1999                   1998
                                        --------------         --------------
Assets
  Cash held in subsidiary bank          $       1,075          $      27,093
  Securities                                2,052,939                986,393
  Investment in subsidiary, at cost,
    plus undistributed net income          15,117,043             14,916,718
  Equity investment in Johnson Williams
    Limited Partnership                       254,156                262,057
  Other Assets                                 35,635                  9,748
                                        --------------         --------------
          Total assets                  $  17,460,848          $  16,202,009
                                        ==============         ==============

Liabilities and Shareholders' Equity

  Other liabilities                     $           0                  8,508
                                        --------------         --------------

Shareholders' Equity
  Preferred stock                       $           0          $           0
  Common stock                              3,581,992              3,545,853
  Surplus                                   2,602,005              2,307,615
  Retained earnings                        11,407,018             10,262,104
  Accumulated other comprehensive
    income (loss)                            (130,167)                77,929
                                        --------------         --------------
          Total shareholders' equity    $  17,460,848          $  16,193,501
                                        --------------         --------------

          Total liabilities and
            shareholders' equity        $  17,460,848          $  16,202,009
                                        ==============         ==============

                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)
                              Statements of Income
                  Years Ended December 31, 1999, 1998, and 1997

                                           1999            1998            1997
                                       -------------   -------------   -------------
Income
  Dividends from subsidiary            $  1,230,000    $  1,130,000    $    223,000
  Interest and dividends on
    securities available for sale            80,668          27,514             773
                                       -------------   -------------   -------------
          Total income                 $  1,310,668    $  1,157,514    $    223,773
                                       -------------   -------------   -------------
Expenses
  Legal expense                               3,374           1,710           1,409
  Other operating expenses                   18,848          17,178          20,914
                                       -------------   -------------   -------------
          Total expenses               $     22,222    $     18,888    $     22,323
                                       -------------   -------------   -------------
Other Income
  (Loss) on equity investment          $     (7,900)   $     (4,352)    $    (4,880)
                                       -------------   -------------   -------------
          Income before allocated tax
            benefits and equity in
            undistributed net income
            of subsidiary              $  1,280,546    $  1,134,274     $    196,570
Allocated Income Tax Benefit                (40,719)        (45,852)         (53,440)
                                       -------------   -------------   -------------
          Income before equity in
            undistributed net income
            of subsidiary              $  1,321,265    $  1,180,126     $    250,010
Equity in Undistributed Net Income
  of Subsidiary                             363,865         128,679          862,002
                                       -------------   -------------   -------------
          Net income                   $  1,685,130    $  1,308,805     $  1,112,012
                                       =============   =============   =============

                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)
                            Statements of Cash Flows
                  Years Ended December 31, 1999, 1998, and 1997


                                                          1999           1998           1997
                                                     -------------  -------------  -------------
Cash Flows from Operating Activities
  Net income                                         $  1,685,130   $  1,308,805   $  1,112,012
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Loss on equity investment                             7,900          4,352          4,880
      (Discount accretion) on securities                   (1,017)           (77)             0
      Undistributed earnings of subsidiary               (363,865)      (128,679)      (862,002)
      Changes in assets and liabilities:
        Decrease in prepaid expenses                            0              0            453
        (Increase) in other assets                        (11,440)        (9,748)             0
        Increase (decrease) in other liabilities                0             (7)             7
                                                     -------------  -------------  -------------
          Net cash provided by operating activities  $  1,316,708   $  1,174,646   $    255,350
                                                     -------------  -------------  -------------
Cash Flows from Investing Activities
  Purchase of securities available for sale          $ (1,623,039)  $ (1,255,293)  $          0
  Proceeds from maturities of securities
    available for sale                                    490,000        299,000         55,000
                                                     -------------  -------------  -------------
          Net cash provided by (used in)
            investing activities                     $ (1,133,039)  $   (956,293)  $     55,000
                                                     -------------  -------------  -------------
Cash Flows from Financing Activities
  Cash dividends paid                                $   (324,820)  $   (275,322)  $   (265,528)

  Fractional shares purchased                                (201)          (113)           (65)
  Proceeds from issuance of common
              Stock to ESOP                               115,334         33,897              0
                                                     -------------  -------------  -------------
          Net cash (used in) financing activities    $   (209,687)  $   (241,538)  $   (265,593)
                                                     -------------  -------------  -------------
          Increase (decrease) in cash                $    (26,018)  $    (23,185)  $     44,757
Cash
  Beginning                                          $     27,093   $     50,278   $      5,521
                                                     -------------  -------------  -------------
  Ending                                             $      1,075   $     27,093   $     50,278
                                                     =============  =============  =============
Supplemental Schedule of Noncash Financing Activities
  Issuance of common stock-
    dividend investment plan                         $    215,396   $    190,645   $    183,499
                                                     =============  =============  =============
  Unrealized gain (loss) on securities
    available for sale                               $   (315,298)  $    103,211   $     22,485
                                                     =============  =============  =============